    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Lillian D. Etzkorn, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS FIRST QUARTER FINANCIAL RESULTS
Operational flexibility, strategic diversification, and effective cost management drove profitable growth

First Quarter 2025 Highlights
•Net sales of $1 billion in the first quarter, up 8% year-over-year
•Net income of $49.4 million, which was 4.7% of net sales, or $1.94 per diluted share, in the first quarter, up 35% from the first quarter of 2024
•Net income, as adjusted for the loss on extinguishment of debt, was $55.6 million, or $2.19 per diluted share, in the first quarter, up 52% from the first quarter of 2024
•Adjusted EBITDA of $110.9 million, or 10.6% of net sales, in the first quarter, up 23% year-over-year
•Operating profit margin of 7.8% in the first quarter, up from 6.0% in the first quarter of 2024
•Cash flows from operating activities of $43 million, up $50 million from the first quarter of 2024
•Returned $57.6 million to shareholders through $28.3 million in share repurchases and a quarterly dividend of $1.15 per share, aggregating $29.4 million in the first quarter
•Refinanced long-term debt, extending most maturities, with issuance of $460 million of 3.000% convertible notes due 2030, repurchase of $368 million of 1.125% convertible notes due 2026, and refinancing of credit agreement with new $400 million term loan that matures in 2032 and $600 million revolving credit facility that matures in 2030
•Strong liquidity position with $231 million of cash and cash equivalents and $595 million of availability on revolving credit facility at March 31, 2025
•Completed the acquisition of Trans/Air, a provider of climate control systems for a wide range of buses and specialty vehicles, that has generated approximately $75 million in annual revenue in recent periods
•In April 2025, completed the acquisition of Freedman Seating, a manufacturer of transportation seating solutions to the bus and specialty vehicle markets, that has generated approximately $125 million in annual revenue in recent periods

Elkhart, Indiana - May 6, 2025 - LCI Industries (NYSE: LCII), a leading supplier of engineered components to the recreation and transportation markets, today reported first quarter 2025 results.

“We delivered strong first quarter results, exceeding expectations despite ongoing macroeconomic headwinds. We continued to leverage both our innovative product portfolio and our distinct competitive advantages to capture content growth and market share across multiple product categories. This success, along with our steadfast focus on execution, effective cost management, and operational flexibility, enabled us to achieve both top and bottom line growth,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer. “Our first quarter results also demonstrated the agility of our operations, as we scaled production to support modest RV inventory rebuilding and drove 20% sales growth in our North American RV OEM business. We also recently acquired Freedman Seating and Trans/Air, deepening our position in the bus market, an adjacency shielded from consumer swings as city and transit fleet upgrades remain essential. Our ability to scale operations and presence in diverse end markets continues to support strong margin expansion, effectively driving an operating margin increase of 180 basis points.”

“This performance reinforces our confidence in the long-term potential of our approach. With an experienced leadership team that has successfully navigated a range of operating environments, we are taking proactive steps to deliver results now, not just when conditions improve,” Mr. Lippert continued. “We remain on track toward our $5 billion organic revenue goal in 2027. We are also on track to deliver an 85 basis point margin improvement in 2025 through optimizing infrastructure. As we move throughout the year, we will continue to effectively monitor, adjust, and lead through changing macroeconomic dynamics.”

“Our team’s unwavering commitment to operational excellence continues to drive LCI Industries forward, even as we navigate a complex macro environment,” commented Ryan Smith, LCI Industries' Group President - North America. “Backed by a strong culture of innovation, quality, and service, we are executing with discipline across our operations and remain focused on delivering sustainable growth in 2025 and beyond. I wish to offer a sincere thank you for our teams who continue to perform and lead well in this tough environment!”

First Quarter 2025 Results

Consolidated net sales for the first quarter of 2025 were $1,045.6 million, an increase of 8% from 2024 first quarter net sales of $968.0 million. Net income in the first quarter of 2025 was $49.4 million, or $1.94 per diluted share, compared to $36.5 million, or $1.44 per diluted share, in the first quarter of 2024. Adjusted net income in the first quarter of 2025 was $55.6 million, or $2.19 per diluted share, excluding the loss on extinguishment of debt, net of tax effect, during the quarter, which was up 52% from net income in the first quarter of 2024. Adjusted EBITDA in the first quarter of 2025 was $110.9 million, compared to Adjusted EBITDA of $90.3 million in the first quarter of 2024. Additional information regarding adjusted net income and Adjusted EBITDA, as well as reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure of net income, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the first quarter of 2025 was primarily driven by a $65.2 million increase in net sales of the OEM Segment compared to the same period of 2024.

April 2025 Results

April 2025 consolidated net sales were approximately $392 million, up 3% from April 2024, primarily due to increases in Adjacent Industries OEM sales of 8% and RV OEM sales of 7%, partially offset by a decrease in international sales of 13%.

OEM Segment - First Quarter Performance

OEM net sales for the first quarter of 2025 were $823.6 million, an increase of $65.2 million compared to the same period of 2024. RV OEM net sales for the first quarter of 2025 were $530.8 million, up 15% compared to the same prior year period, primarily driven by an 18% increase in North American travel trailer and fifth-wheel wholesale shipments and market share gains, partially offset by an 11% decrease in motorhome wholesale shipments. Adjacent Industries OEM net sales for the first quarter of 2025 were $292.8 million, down 2% year-over-year, primarily due to lower sales to North American marine and powersports OEMs, partially offset by higher sales to utility trailers OEMs. The lower sales were driven by current dealer inventory levels, inflation, and elevated interest rates impacting retail consumer demand.

Operating profit of the OEM Segment was $62.0 million in the first quarter of 2025, or 7.5% of net sales, compared to an operating profit of $32.8 million, or 4.3% of net sales, in the same period in 2024. The operating profit expansion of the OEM Segment for the quarter was primarily driven by the impact of fixed production overhead and SG&A costs spread over increased sales, decreases in material costs, and increases in production labor efficiencies, partially offset by decreases in selling prices.

Aftermarket Segment - First Quarter Performance

Aftermarket net sales for the first quarter of 2025 were $222.0 million, an increase of 6% compared to the same period of 2024. The increase was primarily driven by higher volumes within the RV and marine aftermarkets and market share gains in the automotive aftermarket. Operating profit of the Aftermarket Segment was $19.3 million in the first quarter of 2025, a decrease of $5.4 million compared to the same period of 2024. The operating profit margin of the Aftermarket Segment was 8.7% in the first quarter of 2025, compared to 11.8% in the same period in

2024, and was negatively impacted by increases in sales mix of lower margin products, decreases in automotive aftermarket production volume, and investments in capacity and distribution processes to support growth of the aftermarket segment.

“Our aftermarket business delivered strong results to start 2025, fueled by the success of recent innovations and the growing number of vehicles entering the repair and replacement cycle,” commented Jamie Schnur, LCI Industries’ Group President – Aftermarket. “Our long-term demand potential continues to expand as LCI Industries increases content on RVs, which increases the amount of components that will ultimately enter the repair and replacement cycle and require our support. To ensure we capitalize on this demand and other emerging opportunities, we remain focused on investing in dealer training programs and delivering exceptional service to strengthen our network relationships and enhance the customer experience.”

Income Taxes

The Company's effective tax rate was 26.5% for the quarter ended March 31, 2025, compared to 24.3% for the quarter ended March 31, 2024. The increase in the effective tax rate was primarily due to discrete tax expense related to tax deficiencies on stock-based compensation and a decrease in cash surrender value of company owned life insurance policies.

Balance Sheet and Other Items

At March 31, 2025, the Company's cash and cash equivalents balance was $231.2 million, compared to $165.8 million at December 31, 2024. The Company used $29.6 million for an acquisition, $29.4 million for dividend payments to shareholders, $28.3 million for share repurchases, and $9.0 million for capital expenditures in the three months ended March 31, 2025.
On March 14, 2025, the Company closed the sale of $460.0 million aggregate principal amount of 3.000% convertible senior notes due 2030 ("the 2030 Convertible Notes") in a private placement to qualified institutional buyers, resulting in net proceeds to the Company of approximately $448.5 million after deducting the initial purchasers' discounts. Concurrent with the issuance of the 2030 Convertible Notes, the Company entered into convertible note hedge transactions and warrant transactions. The proceeds from the sale of the 2030 Convertible Notes were used to repay $368.0 million face value of 1.125% convertible senior notes due 2026 (leaving $92 million of the 2026 notes outstanding), to enter into the convertible note hedge transactions for $67.6 million (which was partially offset by the proceeds from the warrant transactions of $27.6 million), to repurchase $28.3 million of common stock, and for general corporate purposes.
On March 25, 2025, the Company entered into a new credit agreement comprised of a $600.0 million revolving credit facility and a new $400.0 million term loan B. The proceeds from the term loan were used, in part, to repay the remaining outstanding principal of the term loan under the previous credit agreement of $280.0 million and the previous credit agreement was terminated.
Following the refinancing activities detailed above, long-term debt maturities previously due in 2026 are now extended to 2030 for the revolving credit facility and the 2030 Convertible Notes (other than $92 million of the 2026 notes that remain outstanding) and to 2032 for the term loan.
The Company's outstanding long-term indebtedness, including current maturities, was $938.3 million at March 31, 2025, and the Company was in compliance with its debt covenants. As of March 31, 2025, the Company had $595.3 million of borrowing availability under the revolving credit facility.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its first quarter results on Tuesday, May 6, 2025, at 8:30 a.m. Eastern time, which may be accessed by dialing (833) 470-1428 for participants in the U.S. and (929) 526-1599 for participants outside the U.S. using the required conference ID 255011. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (44) 204-525-0658 for participants outside the U.S. and referencing access code 323974. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries (NYSE: LCII), through its Lippert subsidiary, is a global leader in supplying engineered components to the outdoor recreation and transportation markets. We believe our innovative culture, advanced manufacturing capabilities, and dedication to enhancing the customer experience have established Lippert as a reliable partner for both OEM and aftermarket customers. For more information, visit www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margins, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, future business prospects, net sales, expenses and income (loss), operating margins, capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, team members, business and cash flows, pricing pressures due to domestic and foreign competition, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31,

2024, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve Months
	2025	2024
(In thousands, except per share amounts)

Net sales	$1,045,590	$968,029	$3,818,769
Cost of sales	793,841	744,123	2,911,211
Gross profit	251,749	223,906	907,558
Selling, general and administrative expenses	170,432	166,295	665,615
Operating profit	81,317	57,611	241,943
Interest expense, net	5,991	9,321	25,569
Loss on extinguishment of debt	8,053	—	8,053
Income before income taxes	67,273	48,290	208,321
Provision for income taxes	17,835	11,745	52,561
Net income	$49,438	$36,545	$155,760

Net income per common share:
Basic	$1.94	$1.44	$6.12
Diluted	$1.94	$1.44	$6.10

Weighted average common shares outstanding:
Basic	25,426	25,374	25,461
Diluted	25,426	25,389	25,518

Depreciation	$16,663	$18,585	$68,471
Amortization	$12,879	$14,104	$54,075
Capital expenditures	$9,038	$8,608	$42,763

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve Months
	2025	2024
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$471,194	$390,763	$1,595,009
Motorhomes	59,608	68,838	223,836
Adjacent Industries OEMs	292,753	298,710	1,106,849
Total OEM Segment net sales	823,555	758,311	2,925,694
Aftermarket Segment:
Total Aftermarket Segment net sales	222,035	209,718	893,075
Total net sales	$1,045,590	$968,029	$3,818,769

Operating profit:
OEM Segment	$61,974	$32,836	$136,219
Aftermarket Segment	19,343	24,775	105,724
Total operating profit	$81,317	$57,611	$241,943

Depreciation and amortization:
OEM Segment depreciation	$12,327	$14,035	$51,776
Aftermarket Segment depreciation	4,336	4,550	16,695
Total depreciation	$16,663	$18,585	$68,471

OEM Segment amortization	$9,114	$10,280	$38,677
Aftermarket Segment amortization	3,765	3,824	15,398
Total amortization	$12,879	$14,104	$54,075

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	March 31,	December 31,
	2025	2024
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$231,243	$165,756
Accounts receivable, net	357,138	199,560
Inventories, net	717,438	736,604
Prepaid expenses and other current assets	61,269	58,318
Total current assets	1,367,088	1,160,238
Fixed assets, net	428,046	432,728
Goodwill	590,204	585,773
Other intangible assets, net	393,555	392,018
Operating lease right-of-use assets	222,841	224,313
Other long-term assets	98,264	99,669
Total assets	$3,099,998	$2,894,739

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$3,646	$423
Accounts payable, trade	220,768	187,684
Current portion of operating lease obligations	37,543	38,671
Accrued expenses and other current liabilities	199,310	185,275
Total current liabilities	461,267	412,053
Long-term indebtedness	934,632	756,830
Operating lease obligations	199,766	199,929
Deferred taxes	17,716	26,110
Other long-term liabilities	119,904	112,931
Total liabilities	1,733,285	1,507,853
Total stockholders' equity	1,366,713	1,386,886
Total liabilities and stockholders' equity	$3,099,998	$2,894,739

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2025	2024
(In thousands)
Cash flows from operating activities:
Net income	$49,438	$36,545
Adjustments to reconcile net income to cash flows provided by (used in) operating activities:
Depreciation and amortization	29,542	32,689
Stock-based compensation expense	4,933	4,327
Loss on extinguishment of debt	8,053	—
Other non-cash items	2,181	1,107
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(149,644)	(131,059)
Inventories, net	39,121	32,892
Prepaid expenses and other assets	5,800	(2,392)
Accounts payable, trade	30,005	12,038
Accrued expenses and other liabilities	23,289	6,199
Net cash flows provided by (used in) operating activities	42,718	(7,654)
Cash flows from investing activities:
Capital expenditures	(9,038)	(8,608)
Acquisition of business	(29,579)	—
Other investing activities	(3,423)	173
Net cash flows used in investing activities	(42,040)	(8,435)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(4,813)	(9,040)
Proceeds from revolving credit facility	—	86,248
Repayments under revolving credit facility	(19,261)	(76,927)
Proceeds from term loan borrowings	391,000	—
Repayments under term loan and other borrowings	(280,093)	(5)
Proceeds from issuance of convertible notes	448,500	—
Repurchase of convertible notes	(368,920)	—
Purchases of convertible note hedge contracts	(67,574)	—
Proceeds from issuance of warrants concurrent with note hedge contracts	27,600	—
Partial unwind of convertible note hedge and warrants	1,378	—
Payment of debt issuance costs	(3,122)	—
Payment of dividends	(29,352)	(26,721)
Repurchases of common stock	(28,255)	—
Other financing activities	(217)	(2)
Net cash flows provided by (used in) financing activities	66,871	(26,447)
Effect of exchange rate changes on cash and cash equivalents	(2,062)	(996)
Net increase (decrease) in cash and cash equivalents	65,487	(43,532)
Cash and cash equivalents at beginning of period	165,756	66,157
Cash and cash equivalents at end of period	$231,243	$22,625

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Last Twelve Months
	March 31,
	2025		2024
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	86.4		73.5	304.5
Motorhome RVs	9.3		10.4	33.8
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	60.6	(2)	65.4	302.7	(2)
Impact on dealer inventories	25.8	(2)	8.1	1.8	(2)
Motorhome RVs	9.3	(2)	9.8	39.5	(2)

	Twelve Months Ended
	March 31,
	2025		2024
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV	$5,164		$5,097
Motorhome RV	$3,750		$3,656

	March 31,			December 31,
	2025		2024	2024
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)	$595.3		$153.8	$452.5
Days sales in accounts receivable, based on last twelve months	29.2		30.5	29.9
Inventory turns, based on last twelve months	4.1		3.7	4.0

	2025
Estimated Full Year Data:
Capital expenditures	$50 - $70 million
Depreciation and amortization	$115 - $125 million
Stock-based compensation expense	$18 - $23 million
Annual tax rate	25% - 27%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) March 2025 retail sales data for RVs has not been published yet, therefore 2025 retail data for RVs includes an estimate for March 2025 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to Adjusted EBITDA and net income as a percentage of net sales to Adjusted EBITDA as a percentage of net sales.

	Three Months Ended March 31,
	2025	2024
(In thousands)
Net income	$49,438	$36,545
Interest expense, net	5,991	9,321
Provision for income taxes	17,835	11,745
Depreciation expense	16,663	18,585
Amortization expense	12,879	14,104
EBITDA	$102,806	$90,300
Loss on extinguishment of debt	$8,053	$—
Adjusted EBITDA	$110,859	$90,300

Net sales	$1,045,590	$968,029
Net income as a percentage of net sales	4.7%	3.8%
Adjusted EBITDA as a percentage of net sales	10.6%	9.3%
The following table reconciles net income to adjusted net income and net income per diluted share to adjusted net income per diluted share.

	Three Months Ended March 31,
	2025	2024
(In thousands, except per share amounts)
Net income	$49,438	$36,545
Loss on extinguishment of debt	8,053	—
Tax effect of adjustment	(1,930)	—
Adjusted net income	$55,561	$36,545

Net income per common share - diluted	$1.94	$1.44
Loss on extinguishment of debt	0.32	$—
Tax effect of adjustment	(0.07)	$—
Adjusted net income per common share - diluted	$2.19	$1.44

Weighted average common shares outstanding - diluted	25,426	25,389
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of Adjusted EBITDA, Adjusted EBITDA as a percentage of net sales, adjusted net income, and adjusted net income per diluted common share to illustrate and improve comparability of its results from period to period. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, amortization expense, and loss on extinguishment of debt during the three-month periods ended March 31, 2025 and 2024. Adjusted net income is defined as net income adjusted for loss on extinguishment of debt and the related tax effect during the three-month period ended March 31, 2025. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. These measures are not in accordance with, nor are they substitutes for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.